MARCH 7, 1997





                   [CHEMICAL FINANCIAL CORPORATION LOGO]

                           333 EAST MAIN STREET
                          MIDLAND, MICHIGAN 48640


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD APRIL 21, 1997



TO THE HOLDERS OF COMMON STOCK:

     The annual meeting of shareholders of CHEMICAL FINANCIAL CORPORATION ("Chemical") will be held on MONDAY, APRIL 21, 1997 at 2:00 p.m. (local time) at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at which meeting the shareholders will elect a board of seven directors, consider and act upon a proposal to authorize the Chemical Financial Corporation Stock Incentive Plan of 1997 and transact any other business that may properly be brought before the meeting.

     You are invited to attend the meeting and, even though you execute and return the enclosed proxy, you may vote your stock in person if you are present at the meeting.

     The Board of Directors has fixed the close of business on February 21, 1997 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Chemical Common Stock on and after March 7, 1997.

                              By Order of the Board of Directors

                              /s/ David B. Ramaker
                              David B. Ramaker
                              Secretary


      It is important that your shares be represented at the meeting.
                 Even if you expect to attend the meeting,
             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS
                      CHEMICAL FINANCIAL CORPORATION
                              APRIL 21, 1997


     The enclosed proxy is being solicited by the Board of Directors of Chemical Financial Corporation ("Chemical" or the "Corporation"). This proxy statement and the enclosed proxy are being furnished to holders of Chemical Common Stock, $10 par value ("Common Stock"), on and after March 7, 1997, for use at the annual meeting of Chemical shareholders to be held on April 21, 1997 and any adjournment of that meeting. The annual meeting will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan at 2:00 p.m. local time.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees of Chemical and its subsidiaries may also solicit proxies in person, by telephone or by electronic communication without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to, or otherwise communicate with, the beneficial owners of Common Stock held by them. All expenses of solicitation of proxies will be paid by Chemical.

     Shareholders of record of the Corporation's Common Stock at the close of business on February 21, 1997 will be entitled to notice of and to vote at the annual meeting of shareholders on April 21, 1997 and any adjournment of that meeting. As of February 21, 1997, there were 10,225,191 shares of Common Stock issued and outstanding. Representation of the holders of a majority of the shares of Common Stock outstanding at the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

     The shares represented by the enclosed proxy will be voted at the annual meeting and any adjournment of that meeting if the proxy is properly signed and returned to Chemical prior to the date of the meeting. A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Corporation or by attending and voting at the annual meeting. The shares represented by each proxy will be voted in accordance with the specifications of the shareholder. If the shareholder does not specify a choice, the shares represented by the proxy will be voted "FOR" the election of all nominees listed in this proxy statement as directors, "FOR" approval of the Chemical Financial Corporation Stock Incentive Plan of 1997 and in accordance with the judgment of the persons named as proxies on any other matter that may come before the meeting.

     The 1996 Annual Report of the Corporation, including financial statements, is enclosed with this proxy statement. A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1996, INCLUDING FINANCIAL STATEMENTS, WILL BE PROVIDED, WITHOUT CHARGE, TO ANY SHAREHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING ADDRESSED TO LORI A. GWIZDALA, CHIEF FINANCIAL OFFICER, CHEMICAL FINANCIAL CORPORATION, 333 EAST MAIN STREET, MIDLAND, MICHIGAN 48640.


                           ELECTION OF DIRECTORS

     The Board of Directors has nominated the individuals listed below for election as directors of the Corporation to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Chemical Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this proxy statement. A plurality of the shares represented and voted at the meeting is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of votes of which a plurality is required will be reduced by the number of shares not voted. Each nominee is currently a member of the Board of Directors. Each nominee was elected at the Corporation's prior annual shareholders' meeting held April 15, 1996, except for Mr. Oliver who was appointed a director effective January 1, 1997.

               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   ELECTION OF ALL NOMINEES AS DIRECTORS


     Biographical information concerning each nominee for election to the Board of Directors is presented below. Unless otherwise indicated, each nominee has had the same principal occupation for more than five years. In this proxy statement, "Chemical Bank" means Chemical Bank and Trust Company in Midland, Michigan, the Corporation's principal banking subsidiary.

                           NOMINEES FOR ELECTION
                              TO SERVE UNTIL
                THE ANNUAL MEETING OF SHAREHOLDERS IN 1998

JAMES A. CURRIE, age 38, has been a director of the Corporation since August 1993 and is a member of the Audit and Compensation Committees. Mr. Currie is a certified teacher and, over the past five years, has served in this capacity in a number of school districts in the Lansing, Michigan area. During this period, Mr. Currie also pursued a Masters Degree in Special Education at Michigan State University, which he obtained in December 1994. Mr. Currie has served as a director and member of various committees of Chemical Bank since February 1992.

MICHAEL L. DOW, age 62, has served as a director of the Corporation since April 1985 and is Chairman of the Audit and a member of the Pension and Compensation Committees. Mr. Dow is Chairman of the Board and owner of General Aviation, Inc. in Lansing, Michigan, a provider of aviation related services. Mr. Dow was elected to the Board of Directors of The Dow Chemical Company in January 1988. Mr. Dow has served as a director and member of various committees of Chemical Bank since February 1982.

ALOYSIUS J. OLIVER, age 56, has served as Chief Executive Officer, President and a director of the Corporation since January 1997 and as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined the Corporation from Chemical Bank in January 1985. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary of the Board of Directors in 1979 and Senior Vice President in 1981. Mr. Oliver was elected to the Board of Directors of Chemical Bank in August 1996. During the last five years, Mr. Oliver has also served as a director and member of various committees of Chemical Bank Michigan (also Chairman), Chemical Bank Key State and CFC Data Corp (also President and Treasurer), all of which are wholly-owned subsidiaries of the Corporation.

ALAN W. OTT, age 65, has served as Chairman of the Board since April 1994 and a director of the Corporation since October 1973. Mr. Ott was Chief Executive Officer and President from October 1973 until his retirement on December 31, 1996. Mr. Ott was Treasurer from May 1987 through April 1994. Mr. Ott is a member of the Pension Committee. Mr. Ott is also Chairman of the Board of Directors of Chemical Bank. Mr. Ott joined Chemical Bank as Cashier in 1962, became a Vice President in 1964, President and Chief Executive Officer in 1972 and Chairman of the Board and Chief Executive Officer in 1986. He has served as a director of Chemical Bank since 1969. Mr. Ott retired as Chief Executive Officer of Chemical Bank on December 31, 1996. During the last five years, Mr. Ott has also served as a director and member of various committees of Chemical Bank Michigan (also Chairman), Chemical Bank Huron (also Chairman) (merged into Chemical Bank Bay Area during 1996), Chemical Bank West (also Chairman), Chemical Bank Montcalm (also Chairman), Chemical Bank North (also Chairman), Chemical Bank South, Chemical Bank Bay Area (also Chairman), Chemical Bank Central (also Chairman), Chemical Bank Key State, Chemical Bank Thumb Area and CFC Data Corp (also Treasurer), all of which are wholly-owned subsidiaries of the Corporation. Mr. Ott is a director of the Michigan Molecular Institute, a director of the Economic Development Corporation of the County of Midland and a trustee of Albion College.

FRANK P. POPOFF, age 61, has served as a director of the Corporation since February 1989 and is a member of the Audit and Chairman of the Pension and Compensation Committees. Mr. Popoff is Chairman of the Board of Directors of The Dow Chemical Company in Midland, Michigan, a diversified manufacturer of chemicals and performance products, plastics, hydrocarbons and energy, and consumer specialty products. Mr. Popoff joined The Dow Chemical Company in 1959 and has served in senior positions in sales, marketing, operations and business management, including responsibilities for international areas of the company. Mr. Popoff was named President of Dow Europe in 1981, became a Vice President in 1984, Executive Vice President in 1985, President and Chief Executive Officer in 1987 and Chairman of the Board of Directors in December 1992. He was elected to the Board of Directors of The Dow Chemical Company in 1982. Mr. Popoff is also a director of Michigan Molecular Institute, American Express Company, US WEST, Inc. and United Technologies Corporation. Mr. Popoff has served as a director and member of various committees of Chemical Bank since July 1985.

LAWRENCE A. REED, age 57, has served as a director of the Corporation since December 1986 and is a member of the Audit and Compensation Committees. Mr. Reed retired in 1992 after serving as President of Dow Corning Corporation, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon based products. Mr. Reed joined Dow Corning Corporation in 1964 and served in various senior management positions, including Vice President and Chief Financial Officer and President and Chief Executive Officer. Mr. Reed has served as a director and member of various committees of Chemical Bank since December 1981.

WILLIAM S. STAVROPOULOS, age 57, has been a director of the Corporation since August 1993 and is a member of the Audit, Pension and Compensation Committees. Mr. Stavropoulos is President and Chief Executive Officer of The Dow Chemical Company, a diversified manufacturer of chemicals and performance products, plastics, hydrocarbons and energy, and consumer specialty products. Mr. Stavropoulos joined The Dow Chemical Company in 1967 and has served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993 and Chief Executive Officer in November 1995. He was elected to the Board of Directors of The Dow Chemical Company in 1990. Mr. Stavropoulos is also a director of Dow Corning Corporation and NCR Corporation. Mr. Stavropoulos has served as a director and member of various committees of Chemical Bank since April 1992.


                                 PROPOSED
                       STOCK INCENTIVE PLAN OF 1997

     Stock options have been an important component to Chemical's executive incentive programs for many years. Stock options are used to provide long-term incentives for executives to achieve the long-term goal of increasing shareholder value. The Compensation Committee and the Board of Directors believe that stock options, in the form historically granted by Chemical, provide performance-based compensation because their value, if any, depends entirely on growth in stock price.

     There are 1,058 remaining shares authorized for awards under Chemical's existing stock option plan. The Stock Incentive Plan of 1997 (the "Plan"), which has been unanimously approved and is recommended by the Compensation Committee and the Board of Directors, would supplement Chemical's existing stock plan. Chemical's existing stock plan will continue in effect and it is expected that the remaining options will be granted. It is expected that options will be awarded under the Plan after the remaining options under the existing plan have been awarded.

     A maximum of 500,000 shares of Common Stock would be available for Incentive Awards under the Plan (subject to certain antidilution adjustments). Persons eligible to receive Incentive Awards under the Plan include corporate executive officers (6 persons as of January 1, 1997) and other corporate and subsidiary officers and key employees (an indeterminate number of persons) of Chemical and its subsidiaries. Additional individuals may become executive officers, corporate or subsidiary officers or key employees in the future and could participate in the Plan. Officers and key employees of Chemical and its subsidiaries may be considered to have an interest in the Plan because they may receive Incentive Awards under the Plan. The benefits payable under the Plan are presently not determinable and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year are similarly not determinable. The Plan would not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and would not be subject to the Employee Retirement Income Security Act of 1974.

     The following is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the terms of the Plan set forth in Appendix A to this Proxy Statement.

     The Plan would be administered by the Compensation Committee or such other committee as the Board may designate for that purpose (the

"Committee"). The Committee would make determinations, subject to the terms of the Plan, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan.

     The principal stock option features of the Plan provide that Chemical may grant to participants options to purchase shares of Common Stock at stated prices for specified periods of time. Options may qualify as incentive stock options as defined in Section 422 of the Code ("Incentive Stock Options") or not ("Nonqualified Stock Options"), as determined by the Committee. The Committee could award options for any amount of consideration, or no consideration, as may be determined by the Committee.

     The Committee would set forth the terms of individual grants of stock options in stock option agreements. The stock option agreements would contain such terms, conditions and restrictions, consistent with the provisions of the Plan, as the Committee determines to be appropriate. These restrictions could include vesting requirements. The exercise price per share would be determined by the Committee and would be a price equal to or higher than the par value of Common Stock on the date of grant. The exercise price of Incentive Stock Options must be at least equal to the market value on the date of grant. The present practice is to grant all options at prices equal to the market value on the date of grant. On February 20, 1997, the closing price of Common Stock on The Nasdaq Stock Market was $34.75 per share. When exercising all or a portion of a stock option, a participant could pay with cash or, with the consent of the Committee, with shares of Common Stock. If shares of Common Stock are used to pay the exercise price and the Committee consents, a participant could use the value of shares received upon exercise for further exercises in a single transaction, permitting a participant to fully exercise a large stock option with a relatively small initial cash or stock payment.

     Although the term of each stock option would be determined by the Committee, no stock option would be exercisable under the Plan after the expiration of 10 years and 1 day from the date it was granted. Stock options generally would be exercisable for limited periods of time in the event a stock option holder dies, becomes disabled or is terminated without cause. If a stock option holder is terminated for cause, the stock option holder would forfeit all rights to exercise any outstanding stock options. If a stock option holder retires after age 55 and after completing 10 years of service, or as otherwise determined by the Committee, the option holder could exercise options for the shorter of 3 years or the remainder of the terms of the options, but only to the extent the participant is entitled to exercise the options on the date of retirement. Stock options granted to participants under the Plan generally could not be transferred except by will or by the laws of descent and distribution.

     For federal income tax purposes, a participant would not recognize income and Chemical would not receive a deduction at the time an Incentive Stock Option is granted. A participant exercising an Incentive Stock Option would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least 1 year after the exercise of the stock option and at least 2 years after the grant of the stock option, the participant's basis would equal the exercise price, the participant would pay tax on the difference between the sale proceeds and the exercise price as capital gain, and Chemical would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an Incentive Stock Option, the tax deferral would be lost, the participant would generally recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise, and Chemical would receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

     Under current federal income tax laws, a participant would not recognize any income and Chemical would not receive a deduction at the time a Nonqualified Stock Option is granted. If a Nonqualified Stock Option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value on the date of exercise and Chemical would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

     Chemical could withhold from any cash otherwise payable to a participant or require a participant to remit to Chemical an amount sufficient to satisfy federal, state and local withholding taxes and employment-related tax requirements. If the Committee consents, tax withholding obligations may be satisfied by withholding Common Stock to be received upon exercise of an option or by delivery to Chemical of previously owned shares of Common Stock.

     In addition to stock options, the Committee could also grant stock appreciation rights that would be subject to such terms and conditions as the Committee determines. A stock appreciation right could relate to a particular option and could be granted at the same time or after a related option is granted. A stock appreciation right granted in tandem with an option would permit a participant to receive, in exchange for the right to exercise a related option, a payment from Chemical in cash, stock or other consideration equal to the difference between the market value of the shares at the time of exercise of the stock appreciation right and the exercise price of such option.

     The Committee may include in an Incentive Award provisions for the acceleration of any vesting or other similar requirements, the elimination of any restrictions upon an Incentive Award, or for participants to receive cash in lieu of outstanding stock options upon a "change in control" (as defined in the Plan or otherwise in an Incentive Award) of Chemical.

     The Board of Directors may terminate the Plan at any time and may from time to time amend the Plan. No amendment may impair any outstanding Incentive Award without the consent of the participant except according to the terms of the Plan or Incentive Award. No termination, amendment or modification may become effective with respect to any Incentive Award outstanding under the Plan without the prior written consent of the participant holding the award unless the amendment or modification operates to the benefit of the participant. Subject to shareholder approval, the Plan would take effect on April 21, 1997, and, unless previously terminated by the Board of Directors, no awards could be made under the Plan after April 20, 2007.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on this proposal is required to approve the Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted. No Incentive Awards will be granted under the Plan if it is not approved by the shareholders.

               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
               APPROVAL OF THE STOCK INCENTIVE PLAN OF 1997


                             VOTING SECURITIES

     Listed below is the only shareholder of the Corporation known by management to have been the beneficial owner of 5% or more of the outstanding shares of Common Stock as of February 14, 1997:

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>
                                        -------------------------------------------------
       NAME AND ADDRESS                    SOLE VOTING      SHARED VOTING        TOTAL
         OF BENEFICIAL                   AND DISPOSITIVE    OR DISPOSITIVE     BENEFICIAL    PERCENT OF
     OWNER OF COMMON STOCK                    POWER            POWER<F2>        OWNERSHIP       CLASS
-------------------------------         ----------------    --------------     ----------    ----------
Chemical Bank and Trust Company
  Trust Department<F3>
  333 E. Main Street
  Midland, MI 48640                         732,874             262,005          994,879        9.67%

     The following table sets forth information regarding beneficial ownership of Common Stock by each director and nominee for director, each named executive officer and all directors and executive officers as a group as of February 14, 1997:

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP<F1>
                                         -------------------------------------------------
                                           SOLE VOTING       SHARED VOTING         TOTAL
      NAME OF BENEFICIAL                 AND DISPOSITIVE    OR DISPOSITIVE       BENEFICIAL         PERCENT OF
     OWNER OF COMMON STOCK                   POWER             POWER<F2>         OWNERSHIP             CLASS
-------------------------------          ---------------    --------------       ----------         ----------
J. A. Currie                                  63,616             9,240             72,856               <F*>
M. L. Dow                                     57,737            51,038<F4>        108,775<F4>          1.06%
B. M. Groom                                   18,343<F5>        10,217             28,560<F5>           <F*>
A. J. Oliver                                  68,783<F5>           --              68,783<F5>           <F*>
A. W. Ott                                     56,254           287,874<F6>        344,128<F6>          3.35
F. P. Popoff                                   3,809              --                3,809               <F*>
L. A. Reed                                     2,384            10,639             13,023               <F*>
W. S. Stavropoulos                             2,967           219,191<F7>        222,158<F7>          2.16
All directors and executive
  officers as a group                        365,379<F8>       379,083            744,462<F8>          7.24

____________________________

<F*>Less than 1%

<F1>  The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under


                                      -10-

      these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the trust department of Chemical Bank are not included unless otherwise indicated. The Corporation and the directors and officers of the Corporation and of Chemical Bank disclaim beneficial ownership of shares held by the trust department in fiduciary capacities.

<F2>  These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship. Shares held in fiduciary capacities by the trust department of Chemical Bank are not included unless otherwise indicated. The directors and officers of the Corporation may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

<F3>  These numbers consist of certain shares held in various fiduciary capacities through the trust department of Chemical Bank. Although Chemical Bank has voting or dispositive powers with respect to these shares, it is the trust department's policy to transfer voting rights by proxy to the beneficiaries whenever possible. Chemical Bank also holds in various fiduciary capacities a total of 799,577 shares of Common Stock over which it does not have voting or dispositive power and which are not included in these numbers. Although Mr. Ott and Mr. Groom are members of Chemical Bank's Trust Investment Committee, they disclaim beneficial ownership of shares held by the trust department in a fiduciary capacity. The Corporation and the directors and officers of the Corporation and Chemical Bank also disclaim beneficial ownership of shares held by the trust department in a fiduciary capacity.

<F4>  These numbers include 45,938 shares owned by two trusts as of February
      14, 1997, of which Mr. Dow is a trustee. Mr. Dow disclaims beneficial ownership of these shares.





                                      -11-

<F5>  These numbers include shares that executive officers of the
      Corporation have the right to acquire through the exercise of stock options within 60 days from February 14, 1997 as follows: Mr. Groom - 14,486 shares and Mr. Oliver - 10,296 shares.

<F6>  These numbers include 219,191 shares which the Rollin M. Gerstacker
      Foundation owns or is a beneficiary of, and 38,683 shares owned by the Elsa U. Pardee Foundation, as of February 14, 1997. Mr. Ott is a trustee and treasurer of both of these foundations. Mr. Ott has no beneficial interest in the shares owned by the foundations and disclaims beneficial ownership of these shares.

<F7>  These numbers include 219,191 shares which the Rollin M. Gerstacker
      Foundation owns or is a beneficiary of, as of February 14, 1997. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

<F8>  These numbers include 58,803 shares that the executive officers of the
      Corporation have the right to acquire presently or within 60 days from February 14, 1997, through the exercise of stock options granted by the Corporation.


             COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Corporation has a standing Audit, Pension and Compensation Committee of the Board of Directors. The Corporation does not have a nominating committee.

     The Audit Committee, composed of Mr. Dow, Chairman, and Messrs. Currie, Popoff, Reed and Stavropoulos, met two times during 1996. This committee recommends a firm of independent public accountants to be appointed by the Board; consults with the independent public accountants and the internal auditors with regard to the adequacy of internal controls and the quality of ongoing operations; reviews with the independent public accountants significant accounting matters and policies, the proposed plan of audit and the results of their audit; and submits a formal annual report to the Board of Directors covering the adequacy, effectiveness and efficiency of the internal systems of control and the quality of ongoing operations.

     The Pension Committee, composed of Mr. Popoff, Chairman, and Messrs. Dow, Ott and Stavropoulos, met once during 1996. This committee oversees the administration of the Corporation's employees' pension plan.

     The Compensation Committee, composed of Mr. Popoff, Chairman, and Messrs. Currie, Dow, Reed and Stavropoulos, met once during 1996. This committee reviews salaries, bonuses and other compensation of all officers of the Corporation, administers the Corporation's stock option plans and makes recommendations to the Board regarding the awards of stock options under these plans.

     The Board of Directors meets regularly each month for approximately two hours. There were a total of twelve regular meetings in 1996. There were no special meetings of the Board of Directors in 1996. All directors attended 75% or more of the aggregate of board and applicable committee meetings of which they were members during 1996.


             COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information concerning the compensation earned during each of the three years in the period ended December 31, 1996, by each of the Corporation's executive officers whose total annual salary and bonus for 1996 exceeded $100,000:

                                                           SUMMARY COMPENSATION TABLE
                                                                                LONG TERM COMPENSATION
                                                                          ----------------------------------
                                            ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                                    -----------------------------------   ------------------------  -------
                                                                                       NUMBER OF
    NAME AND                                                  OTHER       RESTRICTED    SHARES
    PRINCIPAL                                                 ANNUAL        STOCK      UNDERLYING    LTIP        ALL OTHER
    POSITION                YEAR     SALARY      BONUS     COMPENSATION    AWARDS       OPTIONS     PAYOUTS   COMPENSATION<F1>
    --------                ----     ------      -----     ------------    ------       -------     -------   ----------------
Alan W. Ott <F2>            1996    $290,000    $100,150                                                          $   60
 Chairman of the Board      1995     275,000      70,150                                                              60
 of the Corporation and     1994     260,000      70,150                                                              60
 Chairman of the Board
 of Chemical Bank

Aloysius J. Oliver <F2>     1996    $ 91,000    $ 25,150                                 4,200                    $   60
 Chief Executive Officer    1995      87,700      20,150                                                              60
 and President of the       1994      84,200      20,150                                 1,575                        60
 Corporation

Bruce M. Groom              1996    $ 94,000    $ 21,150                                 2,100                    $1,215
 Senior Vice President      1995      90,300      19,150                                                             815
 and Senior Trust Officer   1994      86,300      19,150                                                             763
 of Chemical Bank

                                      -13-

<F1>  Dollar value of term life insurance premiums paid by the
      Corporation.
<F2>  Mr. Ott retired as Chief Executive Officer and President of the
      Corporation and Chief Executive Officer of Chemical Bank on December 31, 1996. Mr. Oliver became Chief Executive Officer and President of the Corporation on January 1, 1997. Mr. Oliver was formerly Executive Vice President and Secretary of the Corporation.

     The following table sets forth information concerning stock options granted to the specified individuals during the last fiscal year:

                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                                                               POTENTIAL REALIZABLE VALUE
                         NUMBER OF     PERCENT OF TOTAL                                         AT ASSUMED ANNUAL RATES
                          SHARES            OPTIONS                                                  OF STOCK PRICE
                        UNDERLYING         GRANTED TO       EXERCISE                           APPRECIATION FOR OPTION
                          OPTIONS         EMPLOYEE IN        PRICE            EXPIRATION                  TERM
NAME                    GRANTED<F1>       FISCAL YEAR      PER SHARE<F1>         DATE            0%       5%        10%
------------------      -----------    ----------------    -------------      ----------       ---------------------------
Alan W. Ott

Aloysius J. Oliver         4,200             4.13%            $34.52          11/18/2006        $0     $91,182    $231,084

Bruce M. Groom             2,100             2.06              34.52          11/18/2006         0      45,591     115,542


<F1>  The per share exercise price of each option is equal to the market value of Common Stock on the date each option is granted. All outstanding options were granted for a term of 10 years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options are exercisable one year from the date of grant. All options permit the option price to be paid by delivery of cash or other shares of Common Stock owned by the option holder, including shares acquired through the exercise of other options. The number of shares underlying options and the exercise price have been adjusted to reflect a 5% stock dividend distributed December 30, 1996.

     The following table provides information concerning options exercised during 1996 and unexercised options held as of December 31, 1996, by the listed individuals.


                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                 FISCAL YEAR-END OPTION VALUES
                                                                  NUMBER OF SHARES                VALUE OF UNEXERCISED
                      SHARES ACQUIRED                           UNDERLYING UNEXERCISED                IN-THE-MONEY
                            ON                                OPTIONS AT FISCAL YEAR-END      OPTIONS AT FISCAL YEAR-END<F2>
   NAME                 EXERCISE<F1>     VALUE REALIZED      EXERCISABLE   UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
   ----                 ------------     --------------      -----------   -------------      -----------    ---------------
Alan W. Ott               13,753            $262,487
Aloysius J. Oliver         2,625              61,997            10,296         4,200            $191,852         $20,916
Bruce M. Groom               542              13,377            14,486         2,100             328,744          10,458

<F1>  The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

<F2>  The values reported are based on a fair market value of $39.50 per share, the closing bid price of Common Stock on The Nasdaq Stock Market on December 31, 1996.

     STOCK OPTION PLANS. The Chemical Financial Corporation 1983 Stock Option Plan ("1983 Plan") and the 1987 Award and Stock Option Plan ("1987 Plan") provide for awards of nonqualified stock options, incentive stock options, stock appreciation rights, or a combination thereof. In addition, the 1987 Plan provides for awards of deferred stock.

     By its terms, the 1983 Plan expired on May 1, 1988. No further options have been granted under the 1983 Plan since that date. At the April 20, 1992 annual meeting of shareholders, the shareholders voted to increase the authorized shares issuable under the 1987 Plan by 100,000 shares. As of December 31, 1996, there were options outstanding to purchase 365,441 shares of the Corporation's Common Stock under the 1983 and 1987 Plans, and 1,058 shares available for future awards under the 1987 Plan.

     Key employees of the Corporation and its subsidiaries, as the Compensation Committee of the Board of Directors may select from time to time, are eligible to receive awards under the 1987 Plan. No employee of the Corporation may receive any awards under the 1987 Plan while the employee is a member of the Compensation Committee. In addition, no stock options, stock appreciation rights or deferred stock may be granted to any employee who owns, directly or indirectly, 5% or more of the Corporation's outstanding Common Stock.

     The plans provide that the option price of options awarded under the plans shall not be less than the fair market value of Common Stock on the date of grant, and that options under the 1983 Plan are exercisable after one year from the date of grant and expire ten years after the date of grant. Options and deferred stock granted under the 1987 Plan are first exercisable from one to five years from the date of grant, at the discretion of the Compensation Committee, and expire not later than ten years and one day after the date of grant. Options granted may be designated nonqualified stock options or incentive stock options. Options granted may include stock appreciation rights that entitle the recipient to receive a number of shares of Common Stock without payment to the Corporation, calculated by dividing the difference between the option price and the market price of the total number of shares awarded under the option at the expiration date of the option, by the market price of a single share. The plans provide that payment for exercise of any option granted under the plans may be made in the form of shares of stock of the Corporation having a fair market value equal to the exercise price of the option at the time of exercise, or in cash. The plans also provide for the payment of the required tax withholding generated upon the exercise of a nonqualified stock option in the form of shares of stock of the Corporation having a fair market value equal to the amount of the required tax withholding at the time of exercise, upon prior approval and at the discretion of the Compensation Committee.

     PENSION PLAN. The Corporation and its subsidiaries make annual contributions to the Chemical Financial Corporation Employees' Pension Plan ("Pension Plan"), which is a defined benefit plan qualified under the Code. The Corporation has the authority to terminate the Pension Plan at any time. Sections 401(a)(17) and 415 of the Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has established a supplemental pension plan that provides for the payment to certain executive officers of the Corporation, as determined by the Compensation Committee, benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Code did not apply. These benefits have been awarded to Mr. Ott.

     The following table shows the estimated combined annual pension benefits that would be payable under the Pension Plan and supplemental pension plan to salaried employees, including the named executive officers, at the various salary levels with the number of years of credited service under the Pension Plan listed in the table upon normal retirement in 1997. The "Average Remuneration" is the average annual base salary, excluding any bonus, for the five highest consecutive years during the ten years preceding the date of retirement.

                                      PENSION PLAN TABLE
                                                      YEARS OF SERVICE
                              -----------------------------------------------------------
 AVERAGE REMUNERATION FOR                                                          30 OR
   PENSION PLAN PURPOSES         10           15          20            25         MORE
   --------------------       -------      -------     --------     --------     --------
         $ 80,000             $14,086      $21,130     $ 28,173     $ 35,216     $ 42,259
          100,000              17,887       26,830       35,773       44,716       53,659
          125,000              22,636       33,955       45,273       56,591       67,909
          150,000              27,386       41,080       54,773       68,466       82,159
          175,000              32,137       48,205       64,273       80,341       96,409
          200,000              36,886       55,330       73,773       92,216      110,659
          225,000              41,636       62,455       83,273      104,091      124,909
          250,000              46,387       69,580       92,773      115,966      139,159
          275,000              51,136       76,705      102,273      127,841      153,409
          300,000              55,886       83,830      111,773      139,716      167,659
          325,000              60,637       90,955      121,273      151,591      181,909
          350,000              65,386       98,080      130,773      163,466      196,159

     The Pension Plan covers the annual base salary of all salaried employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, plus .38% of average annual pay in excess of covered compensation, multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service for disability and death benefits and for optional joint and survivor benefits for the employee and his or her spouse.

     The amount shown under the caption "Salary," excluding the amount shown under the caption "Bonus," in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average remuneration under the Pension Plan and the supplemental pension plan. As of December 31, 1996, Mr. Ott and Mr. Oliver each had 30 years of credited service (the maximum) under the Pension Plan and Mr. Groom had 11.7 years of credited service under the Pension Plan.

     The retirement benefits shown in the preceding Pension Plan Table are based on the assumption that an employee retires in 1997 at normal retirement age and will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employees' retirement benefit or for the employees' life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amount.

     DIRECTOR FEES. During 1996, the Corporation paid director fees of $700 per meeting attended and committee fees of $350 per meeting attended to all of its directors who were not regular salaried employees of the Corporation. Regular salaried employees of the Corporation or its subsidiaries do not receive fees for serving on, or attending meetings of, the Board of Directors of the Corporation or its subsidiaries or meetings of any of their committees.

     The Board of Directors has adopted the Chemical Financial Corporation Plan for Deferral of Directors' Fees. This plan is available to all directors of the Corporation and its subsidiaries who receive fees. Under the plan, directors must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. These fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the plan provides that the Corporation shall accrue to the directors' credit interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on its Short Term Investors Account.


       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Corporation's Board of Directors reviews and determines the Corporation's compensation programs, including individual salaries of executive and senior officers. The Compensation Committee is composed of Messrs. Currie, Dow, Popoff, Reed and Stavropoulos. All members are non-employee directors of the Corporation.

     Under the supervision of the Compensation Committee, the Corporation has developed and implemented compensation plans which seek to align the financial interests of the Corporation's senior officers with those of its shareholders. The Corporation's executive compensation program is comprised of three primary components: base salary, annual cash incentive bonus opportunities and longer-term incentive opportunities in the form of stock option awards.

     To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation recognizing individual performance and achievements. Annual cash incentive bonuses are used to reward senior officers for individual performance, accomplishments and achievement of annual business targets. A significant portion of potential career compensation is linked to corporate performance through stock option awards.

     The Compensation Committee determines the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer. Annual base salary, incentive bonus and stock option awards with respect to the Corporation's other senior officers are recommended by the Chief Executive Officer to, and ultimately determined by, the Compensation Committee. All other senior executives of the Corporation are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer.

     In evaluating the performance of and determining the annual base salary, incentive bonus and stock option awards for the Chief Executive Officer and other senior management, the Compensation Committee takes into account management's contribution to the long-term success of the Corporation. The Compensation Committee considers return to shareholders to be primary in measuring financial performance. The philosophy of the Corporation is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. The Compensation Committee has taken these subjective and qualitative factors into account, along with other quantitative measures of corporate performance, in establishing the annual salary, incentive bonus and stock option awards for the Chief Executive Officer and the Corporation's other senior management, giving at least equal weight to the subjective and qualitative factors and no particular weight to any given factor. The determination of the size of stock option awards is based upon a subjective analysis of each recipient's position within the organization, his or her individual performance and his or her growth potential within the organization. The number of stock option awards previously granted to a recipient is not a factor considered in the determination of the grant of a new stock option award.

     The Compensation Committee primarily considers five quantitative measures of corporate performance in establishing the compensation to be paid to the Chief Executive Officer and the Corporation's other senior management. These measures of performance are: (i) after-tax earnings per share and earnings per share growth; (ii) the level of net loan losses; (iii) capital position; (iv) targeted as compared to actual annual operating performance; and (v) the Corporation's annual performance and financial condition as compared to that of its Federal Reserve Bank peer group. These measures were considered by the Compensation Committee in determining each component of executive compensation, although no particular weight was given to any specific factor.

     Mr. Ott's base salary for 1996 was established at the beginning of the year to provide a competitive level of compensation and took into account corporate performance through December 31, 1995. The Corporation's performance during 1995 exceeded both its targeted goals and that of its Federal Reserve Bank peer group.

     Mr. Ott's 1996 incentive bonus was established at the end of the year based upon performance during 1996 of the Corporation and Chemical Bank. The Corporation's and Chemical Bank's net income in 1996 exceeded targeted performance for 1996. Both the Corporation and Chemical Bank achieved record earnings in 1996. In 1996, the Corporation's earnings per share increased 7% over 1995 earnings per share. Return on assets increased to 1.30% in 1996, compared to 1.24% in 1995. The Corporation recorded record earnings in 1996, even though the Corporation added $721,000 to the reserve for future possible loan losses, bringing the balance in the reserve to $16.6 million at December 31, 1996, or 2.06% of total loans. Nonperforming loans represented .23% of total loans outstanding as of December 31, 1996.

     During 1996, the named executive officers were granted the following stock options (adjusted for the 5% stock dividend paid December 30, 1996): Mr. Oliver - 4,200 and Mr. Groom - 2,100. The Compensation Committee granted a total of 101,798 stock options to executive and other officers of the Corporation and its subsidiaries during 1996.

     In 1993, Congress amended the Code to add Section 162 (m). This section provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Compensation Committee has examined the Corporation's executive compensation policies in light of Section 162 (m) and the regulations that have been adopted to implement that section. It is not expected that any portion of the Corporation's deduction for employee remuneration will be disallowed in 1997 or in future years by reason of actions expected to be taken in 1997.

     During 1996, all recommendations of the Compensation Committee were unanimously approved by the Board of Directors without modification.

     Submitted by the Compensation Committee of the Board of Directors:
     Frank P. Popoff, Chairman   James A. Currie            Michael L. Dow
     Lawrence A. Reed            William S. Stavropoulos


               FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The following line graph compares the Corporation's cumulative total shareholder return on its Common Stock over the last five years, assuming the reinvestment of dividends, to the Standard and Poor's ("S&P") 500 Stock Index and the KBW 50 Index. Both of these indices are also based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by Standard and Poor's. The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The line graph assumes $100 was invested on December 31, 1991.


                               [GRAPH]

     The dollar values for total shareholder return plotted in the graph above are shown in the table below:

                            CHEMICAL                        S&P
                            FINANCIAL        KBW 50         500
          DECEMBER 31      CORPORATION       INDEX         INDEX
          -----------      -----------       ------        -----
              1991            $100.0         $100.0       $100.0
              1992             155.5          127.4        107.6
              1993             184.1          134.5        118.5
              1994             183.4          127.6        120.0
              1995             270.3          204.4        165.1
              1996             297.4          289.1        203.1

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors, officers, principal shareholders and their associates were customers of, and had transactions (including loans and loan commitments) with, the Corporation's banking subsidiaries in the ordinary course of business during 1996. All such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.


       SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and persons beneficially owning more than 10% of the Corporation's Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) reports they file. Based upon its review of copies of Section 16(a) reports provided to it, or written representations from certain reporting persons that no Form 5 reports were required, the Corporation believes that, from January 1 through December 31, 1996, all applicable filing requirements were satisfied, except for one Form
5. Mr. Groom inadvertently missed filing a Form 5 to report shares acquired during 1995 in the Chemical Financial Corporation 401(k) Plan. Upon discovery of this omission, a Form 5 was immediately filed.


                 DIVIDEND REINVESTMENT PROGRAM SHARES

     If a shareholder is enrolled in the Corporation's Dividend Reinvestment Program, the enclosed proxy card covers: (1) all shares of Common Stock owned directly by the shareholder at the record date, and (2) all shares of Common Stock held for the shareholder in the Dividend Reinvestment Program at that time. KeyCorp Shareholder Services, Inc., as the shareholder's agent under the Dividend Reinvestment Program, will vote any Common Stock held by it under the program in accordance with the shareholder's written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy, KeyCorp Shareholder Services, Inc. will vote as recommended by the Board of Directors.

                  PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1998 annual meeting of shareholders of the Corporation must be made in accordance with Securities and Exchange Commission Rule 14a-8 and must be received by the Corporation by November 7, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                    INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Corporation for the year 1996 and, pursuant to the recommendation of the Audit Committee, the Board of Directors reappointed them for the year 1997. In accordance with prior practice, representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                            OTHER MATTERS

     Management does not intend to present to the meeting any business other than the election of directors and the approval of the Stock Incentive Plan of 1997. If any matter not known to management at the time this proxy statement was being prepared should be presented for action at the meeting, the enclosed proxy will be voted in accordance with the judgment of the persons named as proxies with respect to that matter.

                              By Order of the Board of Directors

                              /s/ David B. Ramaker
                              David B. Ramaker
                              Secretary
March 7, 1997

                              APPENDIX A


                    CHEMICAL FINANCIAL CORPORATION
                     STOCK INCENTIVE PLAN OF 1997


                              SECTION 1

                ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 ESTABLISHMENT OF PLAN. The Company hereby establishes the STOCK INCENTIVE PLAN OF 1997 (the "Plan") for its corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options and Stock Appreciation Rights.

     1.2 PURPOSE OF PLAN. The purpose of the Plan is to provide officers and key management employees of the Company and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain officers and key employees of exceptional abilities. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.


                              SECTION 2

                             DEFINITIONS

     The following words have the following meanings unless a different meaning is plainly required by the context:

     2.1  "Act" means the Securities Exchange Act of 1934, as amended.

     2.2  "Board" means the Board of Directors of the Company.

     2.3 "Change in Control," unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

     2.4  "Code" means the Internal Revenue Code of 1986, as amended.

     2.5 "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act.

     2.6 "Common Stock" means the Common Stock of the Company, par value $10 per share.

     2.7 "Company" means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

     2.8  "Continuing Directors" means the individuals who were either
(a) first elected or appointed as a director prior to February 1, 1997, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened "election contest" (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     2.9 "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

     2.10 "Incentive Award" means the award or grant of a Stock Option or Stock Appreciation Right to a Participant pursuant to the Plan.

     2.11 "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock reported on The Nasdaq Stock Market (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, or if The Nasdaq Stock Market (or any such successor) is closed on that date, the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares of Common Stock were traded.

     2.12 "Participant" means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

     2.13 "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

     2.14 "Retirement" means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

     2.15 "Stock Appreciation Right" means any right granted to a Participant pursuant to Section 6 of the Plan.

     2.16 "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

     2.17 "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

                              SECTION 3

                            ADMINISTRATION

     3.1 POWER AND AUTHORITY. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company and its Subsidiaries. Except as limited in this Plan, the Committee shall have all of the express and implied powers and duties set forth in this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable.

     3.2 GRANTS OR AWARDS TO PARTICIPANTS. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following:
(a) the persons who shall be selected as Participants; (b) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

     3.3 AMENDMENTS OR MODIFICATIONS OF AWARDS. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards.

     3.4  INDEMNIFICATION OF COMMITTEE MEMBERS.   Neither any member
or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.


                              SECTION 4

                      SHARES SUBJECT TO THE PLAN

     4.1  NUMBER OF SHARES.  Subject to adjustment as provided in
Section 4.2 of the Plan, a maximum of 500,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares shall be authorized and may be either unissued or treasury shares.

     4.2 ADJUSTMENTS. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Awards. If an Incentive Award is canceled, surrendered, modified, exchanged for a substitute Incentive Award or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award shall be available for other Incentive Awards. If shares subject to and otherwise deliverable upon the exercise of an Incentive Award are surrendered to the Company in connection with the exercise of an Incentive Award, the surrendered shares subject to the Incentive Award shall be available for other Incentive Awards.

                              SECTION 5

                            STOCK OPTIONS

     5.1 GRANT. A Participant may be granted one or more Stock Options under the Plan. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. The Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

     5.2 STOCK OPTION AGREEMENTS. Stock Options shall be evidenced by stock option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 shall govern.

     5.3 STOCK OPTION PRICE. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or higher than the par value of the Company's Common Stock; PROVIDED, that the per share Stock Option price for any shares designated as incentive stock options shall be equal to or greater than 100% of the Market Value on the date of grant.

     5.4 MEDIUM AND TIME OF PAYMENT. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock.

     5.5 STOCK OPTIONS GRANTED TO TEN PERCENT SHAREHOLDERS. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

     5.6 LIMITS ON EXERCISABILITY. Stock Options shall be exercisable for such periods, not to exceed 10 years and 1 day from the date of grant, as may be fixed by the Committee. At the time of the exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

     5.7  RESTRICTIONS ON TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise: (i) no Stock Options granted under the Plan may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and (ii) all Stock Options granted to a Participant shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian or legal representative.

          (b) OTHER RESTRICTIONS. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     5.8  TERMINATION OF EMPLOYMENT.

          (a) GENERAL. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant's Retirement, death, disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment unless the terms of the applicable stock option agreement or grant provide otherwise, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan: (i) a transfer of an employee from the Company to any Subsidiary;
     (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; and (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to reemployment is not guaranteed either by statute or contract, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b) RETIREMENT. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 years after such termination of employment unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of termination.

          (c) DISABILITY. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant's disability, he or she may exercise his or her Stock Options in accordance with their terms for 1 year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such termination.

          (d) DEATH. If a Participant dies either while an employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of 1 year after such Participant's death to the extent that the Participant was entitled to exercise the Stock Options on the date of death but not beyond the original term of the Stock Options.

          (e) TERMINATION FOR CAUSE. If a Participant's employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted him or her.

                              SECTION 6

                      STOCK APPRECIATION RIGHTS

     6.1 GRANT. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such Stock Appreciation Rights shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A Stock Appreciation Right may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Stock Appreciation Rights shall be subject to the same restrictions and conditions as Stock Options under subsections 5.6, 5.7 and 5.8 of the Plan. To the extent granted in tandem with a Stock Option, the exercise of a Stock Appreciation Right shall, in exchange for the right to exercise a related Stock Option, entitle a Participant to an amount equal to the appreciation in value of the shares covered by the related Stock Option surrendered. Such appreciation in value shall be equal to the excess of the Market Value of such shares at the time of the exercise of the Stock Appreciation Right over the option price of such shares.

     6.2 EXERCISE; PAYMENT. To the extent granted in tandem with a Stock Option, Stock Appreciation Rights may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. The Committee shall have discretion to determine the form of payment made upon the exercise of a Stock Appreciation Right, which may take the form of shares of Common Stock.


                              SECTION 7

                          CHANGE IN CONTROL

     Without in any way limiting the Committee's discretion, the Committee may include in any Incentive Award provisions for acceleration of any vesting or other similar requirements or for the elimination of any restrictions upon Incentive Awards upon a Change in Control of the Company. The Committee may also include provisions for Participants to receive cash in lieu of outstanding Stock Options upon a Change in Control of the Company.

                              SECTION 8

                         GENERAL PROVISIONS

     8.1 NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of employees, Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     8.2 WITHHOLDING. The Company or a Subsidiary shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award or any action related to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. If the Committee consents, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

     8.3 COMPLIANCE WITH LAWS; LISTING AND REGISTRATION OF SHARES. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8.4 NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards and such arrangements may be either generally applicable or applicable only in specific cases.

     8.5 NO RIGHT TO EMPLOYMENT. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     8.6 SUSPENSION OF RIGHTS UNDER INCENTIVE AWARDS. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 30 days while the termination for cause of that Participant's employment with the Company and its Subsidiaries is under consideration.

     8.7 GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

     8.8 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                              SECTION 9

                      TERMINATION AND AMENDMENT

     The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

                              SECTION 10

               EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect April 21, 1997, subject to approval by the shareholders at the 1997 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. No Incentive Award shall be granted under the Plan after April 20, 2007.

     PROXY NO. SHARES IN YOUR NAME      REINVESTMENT SHARES




[CHEMICAL FINANCIAL   The undersigned hereby appoints Michael L. Dow,
CORPORATION LOGO]     Alan W. Ott and Frank P. Popoff, jointly and
                      severally, proxies, with full power of
     PROXY FOR        substitution to vote all the shares of capital
      ANNUAL          stock of CHEMICAL FINANCIAL CORPORATION which
     MEETING          the undersigned may be entitled to vote,
     APRIL 21, 1997   including dividend reinvestment plan shares, if
                      any, held of record by the undersigned on February 21, 1997, at the Annual Meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday,
                      April 21, 1997, and at any adjournments
                      thereof, such proxies being directed to vote as specified on the reverse side of this card or, if no specification is made, FOR the election of all nominees listed for directors, FOR approval of the Stock Incentive Plan of 1997 and in accordance with their discretion on such other matters that may properly come before the meeting.

                                Please date this Proxy and sign
                                exactly as your name or names appear
                                on the card.  If you are acting in a
                                representative capacity as attorney,
                                executor, administrator, trustee, or
                                guardian, please sign name and title.

                                Dated: ________________________, 1997


     CONTINUED ON               _____________________________________
     REVERSE SIDE               Signature

                                _____________________________________
                                Signature

                [CHEMICAL FINANCIAL CORPORATION LOGO]


  THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     OF THE CORPORATION FOR THE ANNUAL MEETING  - APRIL 21, 1997

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS,
JUST SIGN THE REVERSE SIDE; NO BOXES NEED BE CHECKED.  TO WITHHOLD
AUTHORITY TO VOTE OR TO OTHERWISE VOTE DIFFERENTLY, PLEASE INDICATE
YOUR SPECIFICATIONS BELOW.
____________________________________________________________________________

[ ] FOR all nominees listed below               [ ] AUTHORITY WITHHELD

JAMES A. CURRIE     ALOYSIUS J. OLIVER  FRANK P. POPOFF
MICHAEL L. DOW      ALAN W. OTT         LAWRENCE A. REED
                                        WILLIAM S. STAVROPOULOS

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above)
____________________________________________________________________________

APPROVAL OF THE CHEMICAL FINANCIAL
CORPORATION STOCK INCENTIVE PLAN OF 1997.  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
____________________________________________________________________________


WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES
REPRESENTED BY THIS PROXY FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS, FOR APPROVAL OF THE STOCK INCENTIVE PLAN OF 1997 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY
PROPERLY COME BEFORE THE MEETING.
____________________________________________________________________________
                                             [ ]  Please place a check
                                                  here if you plan to attend
                                                  the annual meeting.